Exhibit (e)

STEADFAST ALCENTRA GLOBAL CREDIT FUND

DISTRIBUTION REINVESTMENT PLAN

This DISTRIBUTION REINVESTMENT PLAN (the “Plan”) is adopted by Steadfast Alcentra Global Credit Fund, a Delaware statutory trust (the “Fund”).

1. Distribution Reinvestment. As agent for the shareholders (the “Shareholders”) of the Fund who purchase common shares of beneficial interest of the Fund (the “Shares”) pursuant to the Fund’s initial registered public offering (the “Initial Offering”) or any future offering of the Shares (“Future Offering”), and who elect to participate in the Plan (the “Participants”), the Fund will apply all distributions declared and paid in respect of the Shares held by each Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of Shares of the same class for such Participants directly, if permitted under state securities laws and, if not, through the Fund’s dealer manager or soliciting dealers registered in the Participant’s state of residence.

2. Effective Date. The effective date of this Plan shall be the effective date that the minimum offering requirement is met in connection with the Initial Offering and the escrowed subscription proceeds are released to the Fund.

3. Procedure for Participation. Any Shareholder who has received a prospectus, as contained in the registration statement filed by the Fund with the Securities and Exchange Commission (the “SEC”), may elect to become a Participant (a) by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be made available by the Fund or DST, the Fund’s Plan administrator (the “Plan Administrator”), (b) by notifying the Plan Administrator DST, the plan administrator and the Fund’s transfer agent, in writing at Steadfast Alcentra Global Credit Fund, c/o DST, 18100 Von Karman Avenue Suite 500, Irvine, CA 92612, or (c) if Shares are held by a broker or other financial intermediary, by notifying such Shareholder’s broker or other financial intermediary of his/her election. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Fund.

4. Suitability. Each Participant is requested to promptly notify the Plan Administrator in writing, at the address listed above, if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth and investment concentration standards imposed by such Participant’s state of residence and set forth in the Fund’s most recent prospectus. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of any person selling shares on behalf of the Fund to the Participant to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

5. Purchase of Shares. Participants will acquire Shares of the same class from the Fund under the Plan (the “Plan Shares”) at a price equal to the NAV per Share that is used to determine the offering price of the Shares on the date of such closing.

Participants in the Plan may purchase fractional Shares of the same class so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed any ownership limitation set forth in the Fund’s registration statement.

Shares to be distributed by the Fund in connection with the Plan may (but are not required to) be supplied from: (x) the Plan Shares issued in connection with the Initial Offering or (y) Shares purchased by the Fund for the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the “Secondary Market”).

Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Fund in any Secondary Market for use in the Plan may be at prices lower or higher than the Share price which will be paid for the Plan Shares pursuant to the Initial Offering.

If the Fund acquires Shares in any Secondary Market for use in the Plan, the Fund shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Fund does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Fund’s ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Fund is in no way obligated to do either, in its sole discretion.

6. Taxes. IT IS UNDERSTOOD THAT REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE FUND WITH THE SEC.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Fund issues certificates for its outstanding common stock.

8. Reports. Within 90 days after the end of the Fund’s fiscal year, the Fund shall provide each Shareholder with an individualized report on such Shareholder’s investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Fund shall provide to each Participant an individualized quarterly report at the time of each Distribution payment showing the number of Shares owned prior to the current Distribution, the amount of the current Distribution and the number of Shares owned after the current Distribution.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by calling the Plan Administrator at 1-800-214-2101. Prior to the listing of the Shares on a national stock exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant terminates Plan participation, the Fund will ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Distributions will be distributed to the Shareholder in cash.

10. Amendment, Suspension or Termination of Plan by the Fund. The Fund’s Board of Trustees may by majority vote (including a majority of the Fund’s Independent Trustees) amend, suspend or terminate the Plan for any reason upon ten (10) days’ written notice to the Participants; provided, however, that the Board of Trustees may not so amend the Plan to restrict or remove the right of Participants to terminate participation in the Plan at any time without penalty.

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11. Liability of the Fund. The Fund shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Fund has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

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